Exhibit 10.1

Note: Information in the agreement has been excluded because it is both not material and would likely cause competitive harm to Rafael Holdings, Inc. if publicly disclosed.

CONTRACT OF SALE

BETWEEN

BROAD ATLANTIC ASSOCIATES LLC,

AS SELLER

and

520 BROAD STREET PROPCO llc,

AS PURCHASER

February 18, 2022

1.	Sale and Purchase	1
2.	Due Diligence	2
3.	Purchase Price	4
4.	The Closing	4
5.	State of Title of Property and Violations	4
6.	Title Insurance and Ability of Seller to Convey	6
7.	Representations and Warranties of Seller	7
8.	Representations and Warranties of Purchaser	11
9.	Damage or Destruction; Condemnation	12
10.	Documents or Instruments To be Delivered by Seller at the Closing	13
11.	Documents or Instruments To be Delivered by Purchaser at the Closing	15
12.	Adjustments and Closing Costs	16
13.	Discharge of Obligations; Merger of Understandings	21
14.	Covenants of Seller and Purchaser	21
15.	Escrowee	23
16.	Notices	23
17.	Brokerage	24
18.	Default	24
19.	Miscellaneous	24

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CONTRACT OF SALE

CONTRACT OF SALE dated as of February 18, 2022 (the “Effective Date”) between BROAD ATLANTIC ASSOCIATES LLC, a Delaware limited liability company having an address at 520 Broad Street, Newark, New Jersey 07107 (“Seller”), and 520 BROAD STREET PROPCO LLC, a New Jersey limited liability company having an address at c/o Erik Wiesel, Esq., 50 Merrick Road, Suite 203, Rockville Centre, New York 11570 (“Purchaser”).

The parties hereto covenant and agree as follows:

1. Sale and Purchase

1.1 As of the Effective Date, Seller owns (a) those certain plots, pieces or parcels of land more particularly described on Schedule A attached hereto (collectively, the “Land”); and (b) all buildings and improvements and fixtures (other than trade fixtures owned by tenants under the Existing Leases (as such term is defined in Section 7.1(d) below)) located on the Land (the “Improvements”; and together with the Land, collectively the “Existing Real Property”). The Land consists of the following lots- Block 24, Lot 40, and Block 12 Lots 14, 16, 20, 44, 46 and 53. The portion of the Land consisting of Block 24, Lot 40 and the Improvements located thereon is referred to herein as the “Existing Non-Garage Real Property” and the balance of the Land and the Improvements located thereon is referred to herein as the “Existing Garage Real Property”. Seller hereby agrees to sell and convey to Purchaser and Purchaser agrees to purchase from Seller, upon the terms and conditions hereinafter set forth (a) the Main Unit (as such term is defined in Section 14.6 below; (b) the Existing Real Property Garage; (c) all right, title and interest of Seller, if any, in and to strips or gores, if any, between the Existing Real Property Garage and abutting properties, whether owned or claimed by deed, limitations or otherwise, and whether or not they are located inside or outside of the boundaries of the Existing Real Property Garage and all right, title and interest of Seller, if any, in and to the land lying in the bed of any street or highway in front of or adjoining the Existing Real property Garage to the center line thereof and to any unpaid award for any taking by condemnation or any damage to the Existing Real Property Garage by reason of a change of grade of any street or highway; (d) the appurtenances and all other estate and rights of Seller in and to the Existing Real Property Garage; (e) all right, title and interest of Seller in and to the Existing Leases (as such term is defined in Section 7.1(d) below) in force and effect on the date of closing and all cash security and other deposits held by Seller under the Existing Leases and any guarantees of the Existing Leases; (f) all right, title and interest of Seller, if any, in and to the personal property located in and used in the operation of the Main Unit or the Existing Garage Real Property (“Personalty”); (g) the Existing Service Contracts (as such term is defined in Section 7.1(f) below); (h) the Existing Parking Agreements (as such term is defined in Section 7.1(g) below); (i) all assignable warranties and guaranties of Seller, if any, relating to the Main Unit, the Existing Garage Real Property or the Personalty (without any recourse to Seller and provided that Purchaser shall be responsible for the payment of any fees to any third party required to make any such assignment effective) (collectively, the “Warranties”) and all right, title and interest of Seller in and to all plans and specifications relating to the Main Unit or the Existing Garage Real Property (collectively, together with the Warranties, the “Intangible Property”); and (j) all assignable licenses, approvals, authorizations, development rights and permits, if any, issued by any governmental authority with respect to the Main Unit or the Existing Garage Real Property (the “Permits”) (the foregoing items (a) through (j), collectively the “Property”). In addition, certain personal property located at the Property outside of the premises demised to IDT (as such term is defined below) is owned by IDT and not by Seller and therefore is excluded from this sale and shall not constitute part of the Property. Within forty- five (45) days after the date of this Contract of Sale, Seller will give to Purchaser a list of such personal property owned by IDT and excluded from the sale of the Property.

2. Due Diligence

2.1 (a) Purchaser, or Purchaser’s representatives, shall be entitled from time to time to enter upon the Property during business hours, upon not less than one (1) business days prior notice to Seller, (at Seller’s election, with a representative of Seller accompanying Purchaser), subject to rights of existing tenants, to perform Purchaser’s due diligence review with respect to the Property. Purchaser may perform such inspections and investigations, if any, as Purchaser may reasonably deem appropriate, provided that Purchaser may not perform any tests, inspections or investigations which damage or reasonably could damage the Property without Seller’s consent. Seller agrees to cooperate with Purchaser at no cost, expense or liability to Seller in conducting its due diligence, including, without limitation, providing documents or instruments reasonably required by Purchaser and in Seller’s possession and control. In order to assist Purchaser in its due diligence, Seller shall deliver to Purchaser, the items set forth in Exhibit K to the extent the same are in Seller’s possession and control (the “Due Diligence Documents”), which Due Diligence Documents are being delivered without any representation or warranty of any kind or nature.

(b) Purchaser hereby confirms and agrees that:

(i) such inspections and investigations shall not interfere with the existing tenants and shall take place during normal business hours upon reasonable prior notice to Seller (at Seller’s option, in the presence of Seller’s representatives), Purchaser shall promptly pay to all third parties performing such inspections or investigations and all fees and other monies due them for such services;

(ii) except as may be required by Purchaser to complete its due diligence or as may be required to consummate the transactions contemplated herein, or as may be required by law, until the Closing, all information set forth in all documents to be reviewed hereunder by Purchaser, its employees and agents shall be held in strict confidence by Purchaser;

(iii) In the event the Closing does not occur or this Contract of Sale terminates for any reason Purchaser shall promptly return to Seller the documents obtained from Seller and Seller’s agents;

(iv) Purchaser shall not suffer or permit any lien, claim or charge of any kind whatsoever to attach to the Property due to any acts or omissions of Purchaser or its agents, contractors or employees;

(v) No phase II environmental test, audit or inspection or any other invasive test shall be performed or undertaken by or on behalf of Purchaser without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, provided that Purchaser shall not engage a Licensed Site Remediation Professional to perform or undertake any test, audit or inspection;

(vi) Purchaser shall restore any damage or disturbance to the Property resulting from such inspections or investigations and shall indemnify defend and hold Seller and its members, principals and affiliates harmless from and against any and all claims, losses, judgments, penalties, fines, costs, damages, expenses (including, without limitation, attorney’s fees and disbursements) or liabilities (collectively, “Losses”) incurred by Seller or any of its affiliates by reason of or arising out of Purchaser’s or Purchaser’s agents’, contractors’ or employees’ entry onto the Property or any of its or their acts or omissions while on the Property except to the extent that the Losses arise out of the negligence or willful misconduct of Seller; and

(vii) During the term of this Contract of Sale and prior to Purchaser or its contractors or agents entering on the Property, Purchaser or its contractors or agents shall maintain commercial general liability insurance with combined single limits of not less than $1,000,000 per occurrence and general aggregate limit of not less than $2,000,000 for bodily injury and property damage, covering claims which may arise out of or from acts or omissions by Purchaser or its contractors on or at the Property issued by insurance companies authorized to do business in New Jersey and having a rating of A-VIII better by Best’s rating guide; such liability insurance maintained by Purchaser and its contractors shall name Seller as an additional insured; each such contractor will carry workman’s compensation insurance.

(c) The provisions of Section 2.1(b) shall survive the termination of this Contract of Sale for a period of three (3) years.

2.2 Purchaser shall be responsible for and pay all costs or expenses incurred by Purchaser in performing its due diligence in connection with the purchase of the Property.

((a)) If, for any reason or no reason whatsoever, Purchaser shall give a notice (a “Termination Notice”) to Seller prior to 5:00 pm on the date which is forty five (45) days after the Effective Date (the “Due Diligence Expiration Date”) terminating the Contract of Sale, Escrowee (as such term is defined below) will return the Initial Deposit (as such term is defined below) to Purchaser and this Contract of Sale shall terminate and all obligations or liabilities of the parties hereunder will terminate other than those that expressly survive the termination of this Contract of Sale. Notwithstanding anything to contrary herein, in the event Purchaser terminates this Agreement on or prior to the expiration of the Due Diligence Expiration Date, then upon receipt of written demand for the Initial Deposit, the parties hereby irrevocably direct Escrowee to immediately release the Initial Deposit to Purchaser without notice to, and notwithstanding the objection of, Seller.

2.3 Purchaser’s failure to give a notice (a “Waiver Notice”) to Seller prior to the Due Diligence Expiration Date that Purchaser is waiving its right to terminate this Contract of Sale pursuant to this Section 2.3(a) shall be deemed Purchaser’s timely giving to Seller a Termination Notice. Unless Purchaser desires to terminate this Contract of Sale pursuant to this Section 2.3(a), on or before the Due Diligence Expiration Date Purchaser shall deposit with Escrowee $1,500,000 as an additional deposit hereunder (the “Additional Deposit”; the Additional Deposit together with the Initial Deposit and, if applicable, the Supplemental Deposit (as such term is defined below), collectively, the “Deposit”).

(b) If, on or prior to the Due Diligence Expiration Date, Purchaser (i) shall timely give a Waiver Notice to Seller and (ii) shall deposit the Additional Deposit with Escrowee, this Contract of Sale shall continue in full force and effect. If, on or prior to the Due Diligence Expiration Date, Purchaser shall timely give a Waiver Notice to Seller but) shall fail to timely deposit with Escrowee the Additional Deposit, then Purchaser shall be in default hereunder, Escrowee shall disburse the Initial Deposit to Seller and this Contract of Sale shall terminate.

3. Purchase Price

3.1  The purchase price to be paid by Purchaser to Seller for the Property (the “Purchase Price”) is Forty-Nine Million Four Hundred Thousand and 00/100 Dollars ($49,400,000.00). The Purchase Price shall be paid as follows: (a) concurrently with the execution and delivery of this Contract of Sale, Purchaser shall pay One Million and 00/100 Dollars ($1,000,000.00) (the “Initial Deposit”) by wire transfer to Title Company, as escrow agent (“Escrowee”), to be held in escrow in accordance with Article 15 below;(b) on or prior to the Due Diligence Expiration Date, Purchaser shall pay the Additional Deposit to Escrowee; and (c) at the Closing hereunder Purchaser shall pay to Seller the Purchase Price minus the Deposit, subject to such apportionments, adjustments and credits as are provided herein (the “Cash Balance”), by Purchaser paying such amount to Seller by wire transfer of immediately available funds to the account(s) designated by Seller, and Escrowee shall deliver the Deposit to Seller.

4. The Closing

4.1 The closing pursuant to this Contract of Sale (the “Closing”) shall take place at the offices of Troutman Sanders LLP, 875 Third Avenue, New York, New York 10022 on the first business day that is 60 days after the Due Diligence Expiration Date , provided that in lieu of a “sit-down” closing, upon request by Seller or Purchaser, the Closing shall occur through escrow with Escrowee serving as the closing escrow agent pursuant to reasonable escrow instructions given by Seller and Purchaser which shall be consistent with the provisions of this Contract of Sale. Notwithstanding the foregoing, if on or before the first business day that is 53 days after the Due Diligence Expiration Date, Purchaser shall (i) give a notice to Seller extending the closing date hereunder and (ii) deposits with Escrowee $750,000.00 as a supplemental deposit hereunder (the “Supplemental Deposit”), which shall be credited against the Purchase Price at Closing, then the closing date hereunder shall be extended to the first business day that is 90 days after the Due Diligence Expiration Date(such initial closing date, as it may be extended pursuant to the foregoing, the “Closing Date”). TIME OF THE ESSENCE WITH RESPECT TO PURCHASER’S OBLIGATION TO CLOSE HEREUNDER ON THE CLOSING DATE.

5. State of Title of Property and Violations

5.1 The Property is being sold and is to be conveyed subject only to the matters described in clauses (a) through (k) of this Section 5.1 and Section 5.2 below (collectively referred to as the “Permitted Encumbrances”):

(a) Any and all present and future zoning restrictions, regulations, requirements, laws, ordinances, resolutions and orders applicable to the Property, and all other laws, requirements, orders, rules, or regulations, now or hereafter in effect, of any governmental or quasi-governmental authority, department or agency having jurisdiction over the Property or any part thereof.

(b) Any state of facts a current and accurate survey of the Property would show, provided such state of facts does not materially and adversely affect the value of the Property.

(c) Real estate taxes and assessments not yet due and payable, subject to apportionment in accordance with this Contract of Sale.

(d) Rights and easements of utility companies to lay, install, maintain or operate wires, lines, cables, pipes, holes, boxes and other fixtures, facilities or equipment in, over and upon the Property or any portion thereof, but only to the extent serving the Property.

(e) The Existing Leases.

(f) The Acceptable Condominium Documents (as such term is defined in Section 14.6 below).

(g) Such monetary matters as the Title Company (as such term is defined in Section 6.1 below) shall be willing without any additional premium to omit as exceptions to coverage or insure against collection.

(h) Encroachments of stoops, areas, cellar steps, trim cornices, lintels, window sills, awnings, canopies, ledges, fences, hedges, coping and retaining walls projecting from the Property over any street or highway or over any adjoining property.

(i) Revocability or lack of right to maintain vaults, coal chutes, excavations or sub-surface equipment beyond the line of the Property.

(j) The liens or encumbrances listed on Schedule C attached hereto

(k) The liens or encumbrances approved by Purchaser in writing or deemed approved by Purchaser pursuant to Section 6.1.

5.2 The Property is being sold and is to be conveyed subject to all notes or notices of violation of law or municipal ordinances, orders or requirements noted in or issued by any federal, state, county or municipal department having jurisdiction, affecting or against the Property as of the Closing Date, provided, subject to the provisions of Section 6.2, Seller shall pay all fines, penalties and interest thereon.

6. Title Insurance and Ability of Seller to Convey

6.1 Purchaser shall order a title report from Madison Title Agency, LLC (the “Title Company”) within five (5) days after the date hereof. Purchaser shall have ten (10) business days from the date Purchaser receives a copy of a title report for the Property or of any update to the title report to examine same and to notify Seller of any title objections affecting title to the Property other than Permitted Encumbrances. Any title objection not objected to in writing by Purchaser within said ten (10) business day period shall be deemed approved by Purchaser. Except as otherwise specifically provided in Section 6.2 and Section 6.3, Seller shall not be obligated to incur any expense in excess of $750,000 or to bring any action or proceeding, to remove any exceptions or objections to title or to render title to the Property marketable and shall not be obligated to grant an abatement in the Purchase Price with respect to any such exception or objection. If Seller shall be unable to convey title in accordance with the terms of this Contract of Sale or if Seller shall be unwilling to remove any objections to title which Seller is not obligated to remove pursuant to Section 6.2 and Section 6.3, Purchaser shall have the option to accept title subject to such objections without any abatement or reduction in and without any credit or allowance against the Purchase Price, or reject title and terminate this Contract of Sale by written notice to Seller without any claim for damages or specific performance. Nothing herein contained shall be construed to limit Purchaser’s right to specific performance in the event of Seller’s willful default under this Section 6 or any other provision under this Contract of Sale. In the event that Purchaser so rejects title and sends written notice to Seller terminating this Contract, Escrowee shall return the Deposit to Purchaser and this Contract of Sale shall be null and void and the parties hereto shall be relieved of all further obligation and liability hereunder. Seller shall have the right, but not the obligation, to a reasonable adjournment or adjournments of the Closing (but in any case not to exceed thirty (30) days in the aggregate) to remove any defect in or objection to title noted in such title report or updated title report which does not constitute a Permitted Encumbrance which may be disclosed on or prior to the Closing Date.

6.2 Notwithstanding anything contained herein to the contrary, (a) Seller shall eliminate (i) any mortgage or other voluntary lien, regardless of amount, executed, consented to or assumed by Seller, (ii) real estate taxes and water and sewer charges and (iii) fines, penalties or interest of record imposed against the Property and any other liens or encumbrances affecting the Property, other than the Permitted Encumbrances, which may be removed solely by the payment of a sum of money not exceeding $750,000 in the aggregate, and (b) if the cost to remove the liens or encumbrances described in clause (a)(iii) above exceeds $750,000 in the aggregate and Purchaser elects to close and accept title to such title objections, the Purchase Price will be reduced by $750,000.

6.3 At the Closing, Seller shall convey to Purchaser fee simple title to the Property free of all liens and encumbrances other than the Permitted Encumbrances. Purchaser shall pay the premium for the Title Policy (as defined in Section 12.7) and shall comply with the other requirements of Title Company which are customarily complied with by purchasers in order to issue the Title Policy.

Purchaser may cause to be prepared and, if prepared, delivered to the Title Company a current ALTA/NSPS land title survey (“Survey”).

In the event that the Title Company does not issue at Closing, or unconditionally commit at Closing to issue, to Purchaser, a title policy in accordance with the Title Commitment, insuring Purchaser’s title to the Property in the amount of the Purchase Price, subject to the Permitted Exceptions and the standard exceptions and exclusions from coverage as approved or deemed approved by Purchaser pursuant to this Section 6 (the “Title Policy”), Purchaser shall have the right to terminate this Agreement, in which case the Deposit shall be promptly paid to the Purchaser and the parties hereto shall have no further rights or obligations, other than those that by their terms survive the termination of this Agreement.

7. Representations and Warranties of Seller

7.1 Seller represents and warrants to Purchaser as follows:

(a) Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware as a limited liability company and is qualified or registered to do business in and is in existence and in good standing in the State of New Jersey, with full power and authority to enter into and execute this Contract of Sale and to consummate the transactions contemplated hereby. The execution and delivery of this Contract of Sale by Seller and the consummation of the transactions contemplated hereby have been duly authorized. This Contract of Sale constitutes the valid and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally. Seller’s execution and delivery of this Contract of Sale and Seller’s performance of its obligations hereunder will not violate or constitute a default under the terms or provisions of any agreement, document or other instrument to which Seller is a party or by which Seller or the Property is bound.

(b) The execution, delivery and performance of this Contact of Sale by Seller and the consummation of the transactions contemplated hereby in the manner contemplated herein will not violate any provision of law, statute, rule or regulation to which Seller or the Property is subject or violate any judgment, order, writ, injunction or decree of any court applicable to Seller or the Property.

(c) No consent, authorization, license, permit, registration or approval of, or exemption or other action by, any governmental or public body, commission or authority is required in connection with the execution, delivery and performance by Seller of this Contract of Sale.

(d) There are no leases or other agreements affecting the occupancy of all or any part of the Property other than the leases set forth on the rent roll (the “Rent Roll”) attached hereto as Schedule D (said leases, the “Existing Leases”). Except as otherwise listed on the Rent Roll, there are no amendments or modifications to the Existing Leases. Seller has furnished to Purchaser true, correct and complete copies of the Existing Leases.

(e) (i) The Rent Roll contains a true, correct and complete list of all rents currently being charged by Seller under the Existing Leases and all the security deposits currently held by Seller under the Existing Leases (“Security Deposits”); (ii) no tenant, occupant or licensee under any Existing Lease has an option to purchase all or any portion of the Property or a right of first refusal or first offer with respect to a sale of all or any portion the Property; (iii) as of the date hereof there are no arrearages or in rent except as shown on the Rent Roll and (iv) no tenant under any of the Existing Leases has prepaid any rents or additional rents for more than one (1) month in advance except as shown on the Rent Roll.

(f) Seller has not entered into any service, maintenance or supply agreement or contract (“Service Contracts”) which (i) will be binding on Purchaser after the Closing and (ii) cannot be terminated on thirty (30) days’ notice without payment of any penalty, except for the Service Contracts set forth on Schedule E attached hereto (the “Existing Service Contracts”);

(g) Seller has entered into agreements (the “Existing Parking Agreements”) with certain entities and individuals (each a “Permitted Parker” and collectively “Permitted Parkers”) permitting them to park on a daily basis in the parking structure which is part of the Property (for the avoidance of doubt, the Parking Agreements do not included the Existing Leases); each of the Parking Agreements may be terminated at any time by Seller or the then owner of the Property, without penalty or payment of any kind, on not more than thirty (30) days prior notice to the applicable Permitted Parker (the termination and expiration of any Existing Parking Agreement prior to the Closing shall not constitute a breach of Seller’s representations under this clause (g)).

(h) Other than the Existing Leases, the Service Contracts, the Existing Parking Agreements and Permitted Exceptions, Seller has not entered into any contract or agreement which will be binding on Purchaser or the Property after the closing hereunder;

(i) There are no employees presently employed by Seller at the Property who will be the obligation of Purchaser after the Closing. There are no union contracts or agreements in effect with respect to the Property. As of the date hereof and as of the Closing Date, Seller is not (a) an “employee benefit plan” as defined in Section 3(3) of ERISA that is subject to Title I of ERISA, a “plan” as defined in Section 4975(e)(1) of the Internal Revenue Code (the “Code”) that is subject to Section 4975 of the Code, or an entity deemed to hold “plan assets” of any such employee benefit plan or plan, (b) a “governmental plan” as defined in Section 3(32) of ERISA, and/or (c) subject to State statutes regulating investments of and fiduciary obligations with respect to government plans which would be violated by the transactions contemplated by this Agreement.

(j) There are no actions, suits, proceedings or claims pending, or to Seller’s knowledge, threatened in writing, before any court, commission, regulatory body, administrative agency or other governmental or quasi-governmental body with respect to (1) the Property, could reasonably materially and adversely affect the use or value of the Property and is not covered by insurance or (2) the ability of Seller to consummate the transaction contemplated by this Agreement.

(k) Seller is not now, nor shall it be at any time prior to or at the Closing, an individual, corporation, partnership, joint venture, trust, trustee, limited liability company, unincorporated organization, real estate investment trust or any other form of entity (collectively, a “Person”) with whom a United States citizen, entity organized under the laws of the United States or its territories or entity having its principal place of business within the United States or any of its territories (collectively, a “U.S. Person”), is prohibited from transacting business of the type contemplated by this Contract of Sale, whether such prohibition arises under United States law, regulation, executive orders and lists published by the Office of Foreign Assets Control, Department of the Treasury (“OFAC”) (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise). Neither Seller nor any Person who owns an interest in Seller is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as periodically amended, is prohibited from transacting business of the type contemplated by this Contract of Sale, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC or otherwise.

(l) Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act of 1980 and upon consummation of the transaction contemplated hereby, Purchaser will not be required to withhold from the Purchase Price any withholding tax.

(m) Seller has not received written notice of any pending or threatened condemnation or eminent domain proceedings which would materially and adversely affect the Property.

(n) To Seller’s actual knowledge, Seller Representative (as such term is defined below) has not received written notice from any governmental authority alleging potential liability with regard to the Property arising out of, based on or resulting from the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any Hazardous Materials in violation of Environmental laws. For purposes hereof, “Hazardous Materials” means “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of CERCLA, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials.

The representations and warranties in Section 7.1 shall be true and correct, and shall be deemed repeated, as of the Closing, subject to Section 7.2 and Section 7.3. Seller’s actual knowledge as used in this Article 7 means only the actual knowledge of Elliot Hersch (the “Seller Representative”) and does not include constructive knowledge or the duty to make inquiry. For the avoidance of doubt, Seller Representative shall have no personal liability under this Contract of Sale.

7.2 To the extent that Purchaser obtains actual knowledge prior to Closing that any of Seller’s representations and warranties are inaccurate, untrue or incorrect in any way and Purchaser nevertheless closes, such representations and warranties shall be deemed modified to reflect Purchaser’s actual knowledge. In addition, except as set forth in Section 7.4, Seller shall not have any liability in connection with this Contract of Sale by reason of any inaccuracy of a representation or warranty if and to the extent that such inaccuracy has been identified by Seller to Purchaser in a written notice to Purchaser or otherwise is actually known by Purchaser, in each case at or prior to the Closing and Purchaser elects, nevertheless, to consummate the Closing.

7.3 If after the date hereof and prior to the Closing, Purchaser obtains actual knowledge that any of the representations or warranties made herein by Seller are untrue, inaccurate or incorrect in any respect (other than as a result of receipt of written notice thereof from Seller pursuant to the requirement of the next sentence), Purchaser shall use good faith efforts to notify Seller in writing within ten (10) days of obtaining such knowledge and, in any event, prior to the Closing (provided, however, that Purchaser shall not have any liability to Seller for damages or be deemed to have compromised any of its other rights hereunder if it fails to so notify Seller). If at or prior to the Closing, Seller obtains knowledge that any of the representations or warranties made herein by Seller is untrue, inaccurate or incorrect as of the Closing Date, Seller shall notify Purchaser in writing thereof within five (5) business days of obtaining such knowledge and, in any event prior to the Closing. In either such event, Seller shall not be obligated to cure any such misrepresentation or breach. If Seller is otherwise willing to attempt to cure any such misrepresentation or breach, Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days in the aggregate) for the purpose of any such cure, provided, however, Purchaser shall have the right to waive in writing such breach at any time during said period of adjournment and in the event of such written waiver Seller and Purchaser shall consummate the Closing without any reduction or credit against the Purchase Price with respect thereto.

7.4 If Seller fails or declines in writing to cure any misrepresentation or breach such that they are true and correct as of the Closing Date, and the aggregate reduction in fair market value of the Property as a result of all existing misrepresentations and breaches (“Losses”) equals or exceeds $1,000,000, then Purchaser, as its sole and exclusive remedies for any and all such misrepresentations and breaches of which Purchaser obtains actual knowledge of on or prior to the Closing Date, shall be entitled to (i) elect to close hereunder and waive all such existing misrepresentations and breaches and receive a $1,000,000 credit against the Purchase Price; or (ii) terminate this Contract of Sale as set forth in Section 18.1. If the amount of such Losses is less than $1,000,000, Purchaser shall be deemed to waive such misrepresentations and breaches, and Purchaser shall be required to consummate the transactions contemplated hereby without any reduction of or credit against the Purchase Price.

7.5 The representations and warranties set forth in this Article 7 shall survive the Closing for a period of one hundred eighty (180) days and notice to Seller of any breach of any such representation or warranty must be delivered within one hundred eighty (180) days after the Closing Date. Seller shall have fifteen (15) days after such notice within which to cure such breach at Seller’s sole cost and expense, provided that Seller shall not be permitted access to the Property without Purchaser prior approval in its reasonable discretion. If Seller fails to cure such breach after written notice thereof within such ten (10) day period, Purchaser shall have the right to commence a legal proceeding against Seller alleging that Seller has breached such representation or warranty and that Purchaser has suffered damages as a result thereof (a “Proceeding”), which Proceeding must be commenced, if at all, within twenty (20) days after the expiration of such ten (10) day period.

7.6 Notwithstanding any provision to the contrary herein or in any other document or instrument (including any deed or assignment) executed by Seller and delivered to Purchaser at or in connection with the closing (collectively, “Closing Documents”), Seller shall not have (and Seller is exculpated and released from any) any liability whatsoever with respect to any suits, actions, proceedings, investigations, demands, claims, liabilities, fines, penalties, liens, judgments, losses, injuries, damages, expenses or costs, including attorneys’ and experts’ fees and costs of investigation and remediation costs (collectively, the “Claims”), and Purchaser shall be forever barred from making or bringing any Claims, with respect to any of the representations and warranties contained in this Contract of Sale, or in any Closing Document except to the extent that the aggregate amount of all Claims for breach of such Seller’s representations and warranties with respect to the Property exceeds $500,000 (in which event Purchaser may bring claims for the entire amount of its loss and not just losses in excess of $500,000); provided, however, notwithstanding any provision to the contrary herein or in any Closing Document, the total liability of Seller for any or all Claims with respect to the representations and warranties under this Article 7 or in any of the Closing Documents shall not exceed $1,000,000.

7.7 The provisions of this Article 7 shall survive the Closing, subject however to the time limitations set forth in Section 7.5.

8. Representations and Warranties of Purchaser

Purchaser represents and warrants to Seller as follows:

8.1  Except as otherwise expressly set forth in this Contract of Sale, Purchaser agrees to accept the Property in its “AS IS” condition on the Closing Date, without any abatement or reduction in, or credit or allowance against, the Purchase Price.

8.2 Purchaser has had a full opportunity to make a full and thorough inspection and investigation of the Property to the extent deemed necessary by Purchaser before entering into this Contract of Sale. In entering into this Contract of Sale, Purchaser has not been induced by and has not relied upon any representations, warranties or statements, whether oral or written, express or implied, made by Seller or any agent, employee or other representative of Seller or by any broker or any other person representing or purporting to represent Seller, which are not expressly set forth in this Contract of Sale (whether or not any such representations, warranties or settlements have actually been made in writing or orally), concerning the Property, its state of title, condition, state of repair, zoning, compliance with applicable laws, current or proposed use, actual or potential income, rents, expenses or operations, whether or not the Property is in compliance with applicable environmental laws, whether or not the Property has a valid certificate of occupancy or any other matter affecting or relating to the Property. Purchaser hereby confirms and agrees that Seller shall have no obligation or liability to Purchaser and Purchaser shall have no claim against Seller with respect to any Hazardous Substances or materials located at the Property or with respect to any violation of applicable environmental laws.

8.3 Purchaser is duly organized, validly existing and in good standing under the laws of the State of New York as a limited liability company, with full power and authority to enter into and execute this Contract of Sale and to consummate the transactions contemplated hereby. The execution and delivery of this Contract of Sale by Purchaser and the consummation of the transactions contemplated hereby have been duly authorized by the appropriate action of Purchaser. This Contract of Sale constitutes the valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms except as enforcement thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally.

8.4 Purchaser is not now, nor shall it be at any time prior to or at the Closing, a Person with whom a U.S. Person is prohibited from transacting business of the type contemplated by this Contract of Sale, whether such prohibition arises under United States law, regulation, executive orders and lists published by OFAC (including those executive orders and lists published by OFAC with respect to Persons that have been designated by executive order or by the sanction regulations of OFAC as Persons with whom U.S. Persons may not transact business or must limit their interactions to types approved by OFAC or otherwise. Neither Purchaser nor any Person who owns an interest in Purchaser is now nor shall be at any time prior to or at the Closing a Person with whom a U.S. Person, including a “financial institution” as defined in 31 U.S.C. 5312 (a)(z), as periodically amended, is prohibited from transacting business of the type contemplated by this Contract of Sale, whether such prohibition arises under United States law, regulation, executive orders and lists published by the OFAC or otherwise. The provisions of this Section 8.4 shall survive the Closing or termination of this Contract of Sale.

8.5 Purchaser has taken, and shall continue to take until the Closing, such measures as are required by applicable law to assure that the funds used to pay to Seller the Purchase Price are derived: (i) from transactions that do not violate United States law nor, to the extent such funds originate outside the United States, do not violate the laws of the jurisdiction in which they originated; and (ii) from permissible sources under United States law and to the extent such funds originate outside the United States, under the laws of the jurisdiction in which they originated. Purchaser is, and will at closing be, in compliance with any and all applicable provisions of the USA PATRIOT Act of 2001, Pub. L. No. 107-56, the Bank Secrecy Act of 1970, as amended, 31 U.S.C. Section 5311 et. seq., the Trading with the Enemy Act, 50 U.S.C. App. Section 1 et. seq., the International Emergency Economic Powers Act, 50 U.S.C. Section 1701 et. seq., and the sanction regulations promulgated pursuant thereto by the OFAC, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957. The provisions of this Section 8.5 shall survive the Closing or termination of this Contract of Sale.

9. Damage or Destruction; Condemnation

9.1  9.1 If, after the date hereof, all or a material portion of the Property is destroyed by fire or other casualty and not restored prior to the Closing Date, Purchaser shall have the option to terminate this Contract of Sale within twenty (20) days after receiving notice thereof together with an estimate of the cost of the restoration as reasonably determined by an engineer selected by Seller which is reasonably satisfactory to Purchaser, and, in the event of such termination, Escrowee will return the Deposit to Purchaser, this Contract of Sale will terminate and neither party will have any further obligation hereunder. Notwithstanding any provisions of New Jersey law pertaining to risk of loss in the event of a fire or other casualty prior to the Closing to the contrary, if less than a material portion of the Property is damaged by fire or other casualty prior to the Closing, or if all or a material portion of the Property is damaged but Purchaser fails to timely terminate this Contract of Sale, (a) Purchaser shall purchase the Property in its “as is” condition at Closing, (b) Seller shall assign the proceeds of casualty insurance, if any, to Purchaser at the Closing and shall deliver to Purchaser any such proceeds actually theretofore paid after reimbursing itself for the reasonable out-of-pocket costs of collection of the proceeds and of any repairs to the Property made by or on behalf of Seller and shall not adjust or compromise a claim for such insurance proceeds without Purchaser’s consent (such consent not to be unreasonably withheld), (c) the Purchase Price shall not be reduced or otherwise affected by such damage (except that at the Closing Purchaser shall receive a credit against the Purchase Price in the amount of the deductible under Seller’s casualty policy), (d) Seller shall not be required to repair such damage and (e) Seller shall, at the Closing, execute, acknowledge and deliver to Purchaser such documents and instruments as Purchaser shall reasonably request in furtherance of the purpose of this Section 9.1. For purposes of this Section 9.1, a material portion of the Property shall be deemed to have been destroyed if the cost of restoring the Improvements exceeds $1,000,000.

9.2 If, prior to the date of the Closing, all or any material part of the Property is taken by eminent domain, Seller shall so notify Purchaser (the “Condemnation Notice”), and, if Purchaser, at Purchaser’s election, gives a notice to Seller electing to terminate this Contract of Sale within ten (10) days after giving of the Condemnation Notice, this Contract of Sale shall terminate and the rights and obligations of Seller and Purchaser hereunder shall cease and terminate. If less than a material part of the Property shall be taken by eminent domain or Purchaser shall fail to timely terminate this Contract of Sale as provided in the preceding sentence, (a) Purchaser shall purchase the Property in its “as is” condition at Closing, (b) Seller shall assign Seller’s interest in the award, if any, in such proceeding to Purchaser at the Closing after reimbursing itself for the reasonable out-of-pocket costs of collection of the award and of any repairs to the Property made by or on behalf of Seller and shall not adjust or compromise a claim for such award without Purchaser’s consent (such consent not to be unreasonably withheld), (c) the Purchase Price shall not be reduced or otherwise affected by such taking, (d) Seller shall not be required to repair any damage resulting from such taking and (e) Seller shall, at the Closing, execute, acknowledge and deliver to Purchaser such documents and instruments as Purchaser shall reasonably request in furtherance of the purposes of this Section 9.2. For purposes of this Section 9.2, the term material part of the Property shall mean five percent (5%) or more of the square footage of the Land.

10. Documents or Instruments To be Delivered by Seller at the Closing

10.1 At the Closing, Seller will deliver the following documents to Purchaser (in addition to any items or documents otherwise required by this Contract of Sale):

10.1 A bargain and sale deed without covenant against grantor’s acts executed and acknowledged by Seller and in proper form recording conveying the Property, subject only to the Permitted Encumbrances.

10.2 State of New Jersey Seller’s Residency Certification/Exemption executed by Seller.

10.3 State of New Jersey Seller’s Affidavit of Consideration (Form RTF-1) executed and acknowledged by Seller.

10.4 Certificate that Seller is not a “foreign person” under the Foreign Investment in Real Property Tax Act executed by Seller.

10.5 An assignment and assumption of the Existing Leases and Security Deposits in the form of Exhibit A attached hereto (the “Lease Assignment and Assumption”) executed by Seller.

10.6 A notice to the tenants under the Existing Leases advising them of the sale of the Property to Purchaser and directing that rents (including arrears) and other payments thereafter be sent to Purchaser or as Purchaser may direct and directing them to add Purchaser as an additional insured under insurance policies, in the form of Exhibit B attached hereto, executed by Seller.

10.7 An assignment and assumption of the Existing Service Contracts and the Existing Parking Agreements in the form of Exhibit C attached hereto (the “Contract Assignment and Assumption”), executed by Seller.

10.8 An updated rent roll to the day of Closing for the Property listing all rent arrears and all prepaid rent, certified by Seller.

10.9   A schedule of Security Deposits, and credit to Purchaser against the Purchase Price in the amount of cash Security Deposits held by Seller on the Closing Date.

10.10 A bill of sale in the form of Exhibit E attached hereto executed by Seller.

10.11 Originals of each of the Existing Leases or, if originals are not available, copies of each of the Existing Leases certified by Seller to be true and correct; together with all tenant files and the Existing Service Contracts, to the extent such files are in Seller’s control and possession.

10.12 To the extent in the possession of Seller, all other books, records and other documents relating to the Property.

10.13 Such evidence as the Title Company may reasonably require as to the authority of Seller and the entity(ies) and the individual(s) executing documents on behalf of Seller to consummate the transaction.

10.14 A title affidavit duly executed by Seller in the form of Exhibit G attached hereto.

10.15 The IDT Lease Amendment (as such term is defined in Section 14.6 below), executed by IDT.

10.16 The Genie Lease Amendment (as such term is defined in Section 14.16 below), executed by Genie.

10.17 The Put Agreements (as such term is defined in Section 14.6), executed and acknowledged by Seller.

10.18 A closing statement reflecting all closing adjustments approved by Seller and Purchaser, executed by Seller.

10.19 All keys for the Property in the control or possession of Seller and all security or access codes relating to the Property

10.20 Bulk Sales Escrow Agreement in the form of Exhibit H attached hereto executed by Seller (if required pursuant to Section 19.16 below).

10.21 Originals of all estoppel certificates and SNDAs received by Seller pursuant to Section 14.4 and Section 14.5, unless previously delivered to Purchaser.

10.22 A certification executed by Seller that the representations and warranties of Seller in Section 7.1 are true, correct and complete in all material respects as of the Closing Date, except for any changes identified in such certification of which Seller has knowledge pursuant to Section 7.2 or Section 7.3.

10.23 Such other instruments and documents as may be reasonably required by Purchaser to consummate the transaction herein contemplated.

11. Documents or Instruments To be Delivered by Purchaser at the Closing

At the Closing, Purchaser will deliver (in addition to any items or documents otherwise required by this Contract of Sale) the following to Seller:

11.1 The Cash Balance.

11.2 State of New Jersey Buyer’s Affidavit of Consideration (Form RTF-1EE) executed and acknowledged by Purchaser.

11.3 The Lease Assignment and Assumption executed by Purchaser.

11.4 The Contract Assignment and Assumption executed by Purchaser.

11.5 Bulk Sales Escrow Agreement executed by Purchaser (if required pursuant to Section 19.16 below).

11.6 A closing statement reflecting all closing adjustments approved by Seller and Purchaser, executed by Purchaser.

11.7 A certification executed by Purchaser that the representations and warranties of Purchaser in Article 8 are true, correct and complete in all material respects as of the Closing Date

11.8 The IDT Lease Amendment executed by Purchaser.

11.9 The Genie Lease Amendment executed by Purchaser.

11.10 The Put Agreement executed and acknowledged by Purchaser.

11.11 All documents reasonably required to be executed by Purchaser pursuant to the Acceptable Condominium Documents, as the purchaser of the Main Unit

11.12 Such other documents as may be reasonably required by Seller to consummate the transaction contemplated herein.

12. Adjustments and Closing Costs; Conditions to Closing

12.1 The following are to be apportioned as of 11:59 p.m. E.S.T. of the day immediately preceding the Closing and shall, if necessary, be adjusted between Seller and Purchaser at the Closing:

(a) Real estate and other taxes, Newark special improvement taxes, water and sewer rents and charges and other state and municipal charges and assessments affecting the Property or any portion thereof (including the current and prior years’ annual installments of any special assessment which is or may be payable in installments, whether or not any installment thereof has been paid or is then a lien or charge), on the basis of the fiscal year for which the same are levied, imposed or assessed. If the rate and/or the assessed valuation of any such taxes, rents, charges, or assessments shall not have been fixed prior to the Closing, the adjustment thereof at the Closing shall be upon the basis of the amount payable for the preceding fiscal year, subject to readjustment after the Closing when such rate and assessed valuation becomes available.

(b) If there are any water or sewer meters on the Property, Seller, no later than twenty (20) days prior to the Closing, shall furnish a final actual reading of each such meter to Purchaser at or prior to the Closing. The unfixed water rates and charges and sewer taxes and rents, if any, based thereon for the intervening time, shall be apportioned on the basis of such last actual readings. Seller shall cooperate with Purchaser to effect the transfer of water from Seller’s name to Purchaser’s name as of the Closing Date.

(c) Seller shall cooperate with Purchaser to effect the transfer of electricity, gas and other utilities from Seller’s name to Purchaser’s name as of the Closing Date.

(d) At the Closing, Purchaser and Seller will adjust rents (“Rents”) under Existing Leases received by Seller at or prior to the Closing for the month in which the Closing occurs. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. Purchaser shall include such delinquencies in its normal billing for six (6) months after the Closing Date (but Purchaser shall not be required to litigate or declare a default in any Lease or incur any cost or expense). To the extent Purchaser receives Rents on or after the Closing Date, such payments shall be applied first toward the Rents for the month in which the Closing occurs, second to the Rents that shall then be due and payable to Purchaser, and third, to any delinquent Rents owed to Seller, with Seller’s share thereof being held by Purchaser in trust for Seller and promptly delivered to Seller by Purchaser. Purchaser may not waive any delinquent Rents nor modify an Existing Lease so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of charges or amounts without first obtaining Seller’s written consent, which consent may be given or withheld in Seller’s sole and absolute discretion. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent Rents and any other amounts to Seller (but shall not be entitled to terminate any Existing Lease or any tenant’s right to possession), which right shall include the right to continue or commence legal actions or proceedings against any tenant. Delivery of the Lease Assignment and Assumption shall not constitute a waiver by Seller of such right, and such right shall survive the Closing. Purchaser shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to litigate or declare a default under any Existing Lease or to incur any cost, expense or liability). With respect to delinquent Rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

(e) To the extent that tenants are reimbursing the landlord for common area maintenance and other operating expenses (collectively, “CAM Charges”), CAM Charges shall be prorated at Closing and again subsequent to Closing, as of the date of Closing on a lease–by–lease basis with each party being entitled to receive a portion of the CAM Charges paid under each Lease for the CAM Lease Year (as defined below) in which Closing occurs, which portion shall be equal to the actual CAM Charges incurred during the party’s respective periods of ownership of the Property during the CAM Lease Year. As used herein, the term “CAM Lease Year” means the twelve (12)–month period as to which annual CAM Charges are owed under each Existing Lease. Within ninety (90) days after Closing, Seller shall submit to Buyer an itemization of its actual CAM Charges expenditures through Closing and the amount of CAM Charges received by Seller as of such date. In the event that the Seller has received CAM Charges payments in excess of its actual CAM Charges expenditures, Purchaser shall be entitled to payment from Seller for the excess. In the event that the Seller has received CAM Charges less than its actual CAM Charges expenditures, to the extent that the Existing Leases provide for a “true up”, the Seller shall be entitled to receive any deficit but only after Purchaser has first received any true up payment from the tenant; provided, however, Purchaser shall remain responsible for CAM Charges owing to Seller (with respect to Seller’s period of ownership) if and to the extent Purchaser collected CAM Charges in excess of its actual CAM Charge expenditures (with respect to Purchaser’s period of ownership). Upon receipt by either party of any CAM Charge true up payment from a tenant, the party receiving the same shall provide to the other party its allocable share of the “true up” payment within five (5) days of the receipt thereof. To assist Purchaser in preparing “true up” reconciliation at the end of the CAM Lease Year, the Seller shall deliver to the Purchaser at Closing records of all of the Seller’s CAM Charge expenditures. Readjustment of CAM Charges shall be made within thirty (30) days after the information necessary to perform such adjustment is available. This provision shall survive Closing for nine (9) months.

(f) Seller agrees to pay or discharge at or prior to Closing all leasing commissions, initial free rents, costs for tenant improvements, lease buyout costs, moving allowances, design allowances, legal fees and other costs, expenses and allowances incurred in order to induce tenants to enter into the Existing Leases (collectively, “Leasing Costs”) that are due and payable prior to Closing with respect to the Leases, if any. In addition, Seller shall have no obligation to pay, and as of Closing Purchaser shall assume the obligation to pay, all Leasing Costs payable with respect to any option to renew or option to expand that has not been exercised prior to the Effective Date, which obligation shall survive the Closing. The terms and conditions of this clause (f) shall survive Closing.

(g) Purchaser shall receive a credit for any and all tenant improvement work, renovation, and construction required to be done by the landlord as of the Closing Date under the provisions of any Existing Leases and any contributions payable by the landlord to any of such tenant toward reimbursement of such tenant’s cost of moving or improvements or any similar expense, monetary consideration or concessions payable to any tenant under its existing Lease, if any. Further, Purchaser shall receive a credit for any and all Tenant Inducement Costs accrued under an existing Lease but not payable until after the Closing Date, if any. As used herein, “Tenant Inducement Costs” shall refer to rent abatements and/or other tenant allowance or inducement costs. To the extent applicable, all collected rentals, and charges paid and payable by the tenant under the Leases affecting the Property, including common area maintenance, repair and alteration charges, charges for taxes and insurance premiums or for escalations thereof, management fees or other charges of a similar nature, shall be apportioned on a per diem basis.

(h) Any other income from the Property, such as from vending or other coin operated machines or from any contracts for services provided to the tenants of the Property shall be apportioned on a per diem basis.

(i) Fuel oil, if any, based on the tank’s oil gauge and Seller’s last oil bill (including sales tax).

(j) Such other apportionments and adjustments as are customarily apportioned upon the sale of properties similar to the Property.

12.2 The parties agree to make post-Closing adjustments and readjustments as may be required due to errors and omissions in the Closing adjustments under this Article 12. If information is not available to make any adjustments at the Closing, the same shall not be deemed a ground for adjournment of the Closing and such adjustment shall be made as soon as practicable after such information is available. The provisions of this Section 12.2 shall survive the Closing for a period of 180 days, except that re-adjustments relating to Section 12.5 shall survive until the expiration of any audit period for the current operating expense year under the Existing Leases.

12.3 At the Closing (a) Seller shall pay all state and local transfer taxes payable by sellers as a result of the transfer of the Property by Seller to Purchaser, and (b) Purchaser shall pay the so-called New Jersey Mansion Tax if applicable to this transaction and all sales taxes payable as a result of the transfer of the Property by Seller to Purchaser. The parties hereto agree that the articles of personal property which are included in this sale have no separate value, except in conjunction with the Property, and no part of the Purchase Price is attributed thereto. The provisions of this Section 12.3 shall survive the Closing.

12.4 Prior to the date hereof, (a) Seller filed an application for the reduction of the assessed valuation of the office building for the year 2022, (b) Seller hired Zipp and Tannenbaum to represent Seller in connection with such application and (c) Seller and the City of Newark reached a settlement to reduce the assessed valuation of the office building for year 2022. Purchaser acknowledges and agrees that at the Closing (a) Seller shall be paid by Purchaser for the reduction in real estate taxes payable for the period from January1, 2022 through the date of Closing that was agreed to by the City of Newark but which had not been reflected in the amounts paid by Seller at or prior to the Closing and (b) the legal fee and other costs or expenses payable to Zipp and Tannenbaum, if any, shall be paid by Seller. The provisions of this Section 12.4 shall survive the Closing.

12.5 At least five (5) business days prior to the Closing Date, Seller shall provide Purchaser with a reasonably detailed reconciliation for each tenant under the Existing Leases showing operating expenses, property taxes, insurance and other operating cost pass-throughs payable by tenants (collectively, the “Operating Expenses”) incurred by Seller from the beginning of the then-current calendar year (and if the prior calendar year has not been reconciled, also for said prior year) (or, if different, such tenants’ then-current annual billing period for Operating Expenses, and if the prior period has not been prorated, also for said prior period) up to the Closing Date, and any Operating Expense estimates or charges collected by Seller during the same period of time and relating to such tenant, all in the form customarily submitted to each Tenant and in accordance with the applicable Leases (the “OpEx Reconciliation”). To the extent that Seller has received as of the Closing any monthly or periodic payments of Operating Expenses allocable to periods on or subsequent to the Closing Date, the same shall be prorated and Purchaser shall receive a credit therefor against the Purchase Price at the Closing. After the Closing, Purchaser shall use commercially reasonable efforts (a) to bill Existing Tenants for Operating Expenses payable to Seller hereunder, but unbilled as of the Closing Date, and (b) to collect from Existing Tenants Operating Expenses owed to Seller hereunder. With respect to any monthly or periodic payments of Operating Expenses received by Purchaser after the Closing allocable to a period prior to Closing, Purchaser shall promptly pay the same to Seller (subject to the provisions of Section 12.1(d) for delinquent Rents). Notwithstanding the foregoing, to the extent that the OpEx Reconciliation reveals that Seller has over-collected Operating Expenses such that, if the end of the operating expense year under the Existing Leases was the Closing Date, Seller would be obligated to refund money to the tenants (an “Over Collection”), rather than collect additional money from the tenants (an “Under Collection”), said Over Collection shall be paid by Seller to Purchaser at the Closing as a settlement statement credit; provided, in the event of an Under Collection, the amount of the Under Collection shall be paid by Purchaser to Seller outside of escrow within five (5) business days after receipt from the applicable tenant in connection with the year-end Operating Expense reconciliation process. The provisions of this Section 12.5 shall survive the Closing.

12.6 At Closing, Purchaser shall receive as a credit against the Purchase Price in an amount equal to all cash Security Deposits under the Existing Leases, together, in all cases, with any interest payable to the tenants thereunder as may be required by their respective lease. At the Closing and at Seller’s sole cost and expense, Seller agrees to cause the transfer to Purchaser of any letters of credit, bonds, notes or other instruments constituting security under any of the Existing Leases. If any tenant deposit is in the form of a bond or letter of credit, then, unless and until Seller delivers to Purchaser either a fully executed assignment to Purchaser of the beneficial interest under such bond or letter of credit or a full replacement for such bond or letter of credit issued by the bond or letter of credit issuer directly in favor of Purchaser, the amount of such bond or letter of credit shall, at Purchaser’s option, either be paid to Purchaser at the Closing or credited against the Purchase Price and Seller shall retain such bond or letter of credit. The provisions of this Section 12.6 shall survive the Closing.

12.7 Purchaser shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date (or are waived in writing by Purchaser):

(a) The Title Company shall issue an owner’s title insurance policy to Purchaser at regular rates (in the most recent ALTA form authorized in New Jersey), in the amount of the Purchase Price insuring Purchaser’s fee simple ownership of the Property subject only to Permitted Encumbrances (the “Title Policy”);

(b) All of the representations and warranties made by Seller in this Contract of Sale shall be true, correct and complete on and as of the Closing Date in all material respects, subject to Section 7.2 and Section 7.3;

(c) Seller shall have executed and delivered the items required if it under Article 10, and Seller shall have, in all material respects, (i) performed all other covenants and obligations, and (ii) complied with all conditions, required by this Contract of Sale to be performed or complied with by Seller on or before the Closing Date;

(d) Seller shall have delivered to Purchaser Acceptable Estoppel Certificates from IDT, Genie (as such terms are defined in Section 14.4 below) and Planet Fitness; and

(e) Seller shall have delivered an SNDA from IDT and Genie pursuant to Section 14.5, if such SNDAs were requested by Purchaser.

12.8 Seller shall not be obligated to close hereunder unless each of the following conditions shall exist on the Closing Date:

(a) All of the representations and warranties made by Purchaser in this Contract of Sale shall be true, correct and complete on and as of the Closing Date in all material respects;

(b) Purchaser shall have, in all material respects, (i) performed all covenants and obligations, and (ii) complied with all conditions, required by this Contract to be performed or complied with by Purchaser on or before the Closing Date or each such covenant, obligation and condition shall be waived by Seller in writing and in its sole and absolute discretion prior to the Closing;

(c) Purchaser shall have paid the Purchase Price in accordance with Section 3.1; and

(d) Purchaser shall have executed and delivered the documents required to be delivered by it pursuant to Article 11.

12.9 If any condition specified in Section 12.7 or Section 12.8 is not satisfied on or before the Closing Date, Purchaser or Seller may (i) extend the Closing Date for a sufficient time (but not to exceed 15 days) within which to cure or permit the other party to cure such condition, or (ii) waive any such condition which can legally be waived either at the time originally established for Closing or at any time on or before the 15th day thereafter and proceed to Closing without adjustment or abatement of the Purchase Price, and/or (iii) terminate this Contract of Sale by written notice thereof to the other party (after the expiration of any extension period elected by the other party and provided the condition is not cured), in which case, if the failure of the condition is not caused by Purchaser’s breach or default hereunder, the Deposit shall be returned to Purchaser. In addition to (and notwithstanding) the foregoing, if the failure of the condition is due to a breach or default by Seller or Purchaser hereunder, Purchaser or Seller, as the case may be, may pursue any of its remedies under Article 18.

13. Discharge of Obligations; Merger of Understandings

13.1 The delivery of the deed by Seller and all other documents and items required hereunder in accordance with the provisions of this Contract of Sale, and the acceptance thereof by Purchaser, shall be deemed the full performance and discharge of every obligation on the part of Seller to be performed hereunder, except for obligations which expressly survive the Closing. Except as otherwise set forth in Article 7 or Section 17.1, no representation or warranty of Seller shall survive Closing.

13.2 All understandings and agreements heretofore had between the parties hereto are merged into this Contract of Sale, which alone fully and completely expresses their agreement. This Contract of Sale is entered into after full investigation, neither party relying upon any statement or representation not embodied in this Contract of Sale, made by the other.

14. Covenants of Seller

14.1 Seller shall not, between the date of this Contract of Sale and the Closing without in each instance obtaining the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, (a) amend, modify or extend any Existing Lease (except as required under applicable law), or (b) except as otherwise provided in Section 14.6, enter into any contract or agreement which would cause Seller’s representations in Article 7 to be untrue as of the Closing Date.

14.2 Seller does not warrant that any Existing Leases or Existing Parking Agreements will be in full force or effect at the Closing or that the tenants under the Existing Leases will have performed their obligations thereunder.

14.3 Seller shall continue to maintain the Property in a manner consistent with past practice in its current condition reasonable wear and tear and damage from fire or other casualty excepted and shall continue to manage the Property in a manner consistent with prior practice.

14.4 (a) No later than five (5) days after the Due Diligence Expiration Date, Seller shall prepare and submit to (i) IDT an estoppel certificate with respect to the Existing Lease with IDT and Genie an estoppel certificate with respect to the Existing Lease with Genie, in both instances in the form of Exhibit I attached hereto, (ii) Planet Fitness an estoppel certificate in the form of Exhibit J attached hereto, and (iii) all of the tenants under the Existing Leases other than IDT, Genie and Planet Fitness an estoppel certificate with respect to such tenant’s Existing Lease in the form of Exhibit I annexed hereto (the tenants under the Existing Leases other than IDT, Genie and Planet Fitness shall be collectively referred to as the “Other Existing Tenants”). Simultaneously therewith, Seller shall provide Purchaser with a copy of each of the estoppel certificates delivered to the existing tenants. Subject to the provisions hereof, Purchaser’s obligations to consummate the Closing is conditioned upon each of IDT, Genie and Planet Fitness executing and delivering to Seller an estoppel certificate which conforms in all material respects to the estoppel certificate set forth on Exhibit I or Exhibit J, as applicable, prepared by Seller and delivered to Purchaser (an “Acceptable Estoppel Certificate”). The failure of Seller to obtain an Acceptable Estoppel Certificate from one or more Other Existing Tenants (the “Other Existing Tenant Acceptable Estoppel Certificates”) shall not be deemed a default by Seller and shall not be a condition to Purchaser’s obligation to consummate the Closing.

(b) An estoppel certificate received from IDT, Genie or Planet Fitness shall not be an Acceptable Estoppel Certificate if the tenant discloses a Material Matter. As used herein, a “Material Matter” shall mean a material default or other matter relating to an Existing Lease or a change in the form of estoppel certificate presented to the tenant which, in each case (or in combination with all changes and disclosures in all of the estoppel certificates), would subject the landlord thereunder to any material obligation or liability, or otherwise materially and adversely affect the rent, additional rent or other revenue that Purchaser will receive under the applicable Existing Lease after the Closing Date or that reveals any amendments to Existing Leases or other agreements with Existing Tenant other than those identified on the Rent Roll or is otherwise material and adverse in Purchaser’s good faith determination.

(c) If on the Closing Date, Seller has not obtained an Other Existing Tenant Acceptable Estoppel Certificate from one or more of the Other Existing Tenants, same shall not affect Purchaser’s obligation to close hereunder or the Purchase Price. If on the Closing Date, Seller has not obtained an Acceptable Estoppel Certificate from each of IDT and Genie, then Seller shall be in default of this Agreement and Purchaser shall have the right to exercise its remedies pursuant to Section 18.1 hereof. If on the Closing Date, Seller has not obtained an Acceptable Estoppel Certificate from Planet Fitness, the Seller shall not be in default hereunder but Purchaser may terminate this Contract of Sale whereupon the Deposit will be returned to Purchaser and neither party shall have any further obligation hereunder.

14.5 At Purchaser’s request, made no later than five (5) days after the Due Diligence Exception Date, Seller shall send to each of the Existing Tenants and request that such Existing Tenants execute and return, a subordination, non-disturbance and attornment agreement in a commercially reasonable form as may be required by Purchaser’s lender and, in the case of IDT and Genie, reasonably acceptable to IDT and Genie (an “SNDA”). If Purchaser requests Seller to obtain an SNDA from all of the Existing Tenants pursuant to this Section 14.5, then (i) Seller shall deliver to Purchaser on or before the Closing Date an SNDA executed by IDT with respect to the Existing Lease with IDT, (ii) Seller shall deliver to Purchaser on or before the Closing Date an SNDA executed by Genie with respect to the Existing Lease with Genie, and (iii) Seller shall use good faith, commercially reasonable efforts (but shall not be obligated to commence any action, terminate a lease or incur any cost, expense or liability) to obtain an SNDA from each of the Other Existing Tenants with respect to each of their respective leases. Seller’s failure to obtain an SNDA from one or more of the Other Existing Tenants shall not be deemed a default by Seller hereunder and shall not be a condition to Purchaser being obligated to close hereunder, provided, however, if Purchaser requests SNDAs from IDT and Genie and Seller fails to deliver to Purchaser on or before the Closing Date an SNDA from IDT and Genie in accordance with this Section 14.5, then Seller shall be deemed to be in default hereunder and Purchaser shall have the right to exercise its remedies pursuant to Section 18.1 hereof.

14.6 Seller and Purchaser will use good faith efforts to agree upon, prior to the Due Diligence Expiration Date, (a) an amendment to the Existing Lease with IDT which is consistent with the provisions of Exhibit F attached hereto and is otherwise satisfactory to Seller and Purchaser ( the “IDT Lease Amendment”), (b) an amendment to the Existing Lease with Genie which is consistent with the provisions of Exhibit F attached hereto and is otherwise satisfactory to Seller and Purchaser (the “Genie Lease Amendment”), (c) the Acceptable Condominium Documents, and (d) a put agreement between Seller and Purchaser, pursuant to which Seller shall have the right at any time prior to the tenth (10th)h anniversary of the termination date of the Existing Lease with IDT (as such lease is amended from time to time) to require Purchaser to purchase the Pool Unit for $300,000 and a memorandum of such put agreement to be recorded immediately after the recordation of the deed conveying the Main Unit to Purchaser and prior to the recordation of any mortgage by Purchaser (“collectively , the “Put Agreements”) . If both parties do not agree upon the IDT Lease Amendment, the Genie Lease Amendment, the Acceptable Condominium Documents (other than floor plans and other documents that are to be prepared by Seller’s architect which will be agreed to by the parties within 20 days after the Due Diligence Expiration Date) and the Put Agreements by the Due Diligence Expiration Date, then either party may terminate this Contract of Sale by giving notice thereof to the other party, in which event the Deposit will be returned to Purchaser, this Contract of Sale will terminate and neither party will have any obligation or liability hereunder. As used herein, (i) the term “Acceptable Condominium Documents” shall mean a master deed (including all exhibits thereto) and all other documents necessary to establish a condominium for the of ownership for the Existing Non-Garage Real Property which divides the Existing Non-Garage Real Property into two condominium units, the first condominium unit consisting of the swimming pool and the surrounding pool area and facilities (the “Pool Unit”) and the second condominium unit consisting of the balance of the Existing Non-Garage Real Property (the “Main Unit”). Upon agreement by both parties to all four items described above, Seller shall prior to the Closing, at Seller’s cost and expense, create such condominium in accordance with the Acceptable Condominium Documents.

15. Escrowee

15.1 (a) The Escrowee shall hold the proceeds of the Deposit in escrow in a special bank account (or as otherwise agreed in writing by Seller, Purchaser and Escrowee) until the Closing Date or sooner termination of this Contract of Sale and shall pay over or apply such proceeds in accordance with the terms of this Article 15. Escrowee shall hold such proceeds in an interest-bearing account, and any interest earned thereon shall be paid to the same party entitled to the escrowed proceeds, and the party receiving such interest shall pay any income taxes thereon. The tax identification numbers of the Seller and Purchaser are set forth next to their signatures at the end of this Contract of Sale. At the Closing, such proceeds and the interest thereon, if any, shall be paid by Escrowee to Seller.

(b) If either party makes a written demand upon Escrowee for payment of the proceeds of the Deposit, then Escrowee shall give written notice to the other party of such demand. If Escrowee does not receive a written objection from the other party to the proposed payment within five (5) business days after the giving of such notice, Escrowee is hereby authorized to make such payment. If Escrowee does receive such written objection within such five (5) business day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written instructions from the parties to this Contract of Sale or a final judgment of a court of competent jurisdiction. However, Escrowee shall have the right at any time to deposit the escrowed proceeds and interest thereon, if any, with the clerk of the appropriate court of the county in which the Property is located. Escrowee shall give written notice of such deposit to Seller and Purchaser. Upon such deposit Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

(c) If the Closing takes place then at the Closing Escrowee shall deliver the Deposit to Seller.

(d). Notwithstanding anything to contrary herein, in the event Purchaser terminates this Agreement on or prior to the expiration of the Due Diligence Expiration Date, then upon receipt of written demand for the Initial Deposit, the parties hereby irrevocably direct Escrowee to immediately release the Initial Deposit to Purchaser without notice to, and notwithstanding the objection of, Seller.

15.2 The parties acknowledge that Escrowee is acting solely as a stakeholder at their request and for their convenience, that Escrowee shall not be deemed to be the agent of either of the parties, and that Escrowee shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith and in willful disregard of this Contract of Sale or involving gross negligence. Seller and Purchaser shall jointly and severally indemnify and hold Escrowee harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrowee’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith, and in willful disregard of this Contract of Sale or involving gross negligence on the part of Escrowee.

15.3 Escrowee shall not have any duties or responsibilities except those set forth in this Contract of Sale and shall not incur any liability in acting upon any signature, notice, request, waiver, consent, receipt or other paper or document believed in good faith by Escrowee to be genuine, and Escrowee may assume that any person purporting to give it any notice on behalf of any party in accordance with the provisions hereof has been duly authorized to do so. Escrowee shall have no duty to determine (and shall not be affected by any knowledge concerning) the validity, authenticity or enforceability of any specification or certification made in any certificate or notice.

16. Notices

16.1 All notices, demands, requests or other communication required to be given or which may be given hereunder shall be in writing and shall be deemed to have been properly given if hand delivered, emailed, or sent (prepaid) by reputable nationally recognized overnight courier for next business day delivery, (a) if to Seller, to it at the address set forth above, Attention: _Elliot Hersch, email:elliot.hersch@idt.net with a copy to Troutman Pepper LLP, 875 Third Avenue, New York, New York 10022, Attention: Simon Cices, Esq., email simon.cices@troutman.com, or to such other address(es) as Seller shall specify by notice to Purchaser; and (b) if to Purchaser, to it at the address set forth above, Attention: Moshe Strulowitz, or to such other address(es) as Purchaser shall specify by notice to Seller; and if sent to Escrowee to it at 1125 Ocean Avenue, Lakewood, New Jersey 08701. Such notice, demand, request or communication shall be deemed to have been duly given, on the date received, or the date delivery is refused. Counsel for a party may give notice on behalf of such party.

17. Brokerage

17.1 Purchaser and Seller each warrant and represent to the other that it has not dealt with any real estate broker or finder or other person or entity who would be entitled to a commission or other compensation in connection with this transaction other than Cushman and Wakefield (“C &W”) and Norman Baker Realty (“NBR”; and together with C &W, collectively, the “Broker”). Purchaser and Seller each shall and hereby does agree to indemnify, defend and hold the other party harmless from and against any and all claims, demands or causes of action or other liability against the indemnified party arising from or pertaining to any violation, on their respective parts, of the foregoing. If the Closing occurs, (a)Seller shall pay a commission to C & W pursuant to a separate agreement and (b) Purchaser shall pay a commission to NBR pursuant to a separate agreement. Any defense shall be provided through counsel reasonably satisfactory to the indemnified party. The representations, warranties, covenant and indemnity contained in this Section 17.1 shall survive the Closing and the delivery of the instruments contemplated hereunder or if the Closing does not occur, the termination of this Contract of Sale.

18. Default

18.1 If the Closing fails to occur due to any breach or default by Seller under this Contract of Sale, Purchaser’s sole and exclusive remedies shall be (i) to terminate this Contract of Sale and receive the return of the Deposit plus payment from Seller of an amount equal to all costs and expenses incurred by Purchaser in negotiating and administering this Contract of Sale and in performing its due diligence with respect to the Property in an amount not to exceed the Cap Amount in the aggregate, and plus, if and only if Seller has conveyed the Property to a third party, within six (6) months after Seller’s default, an additional amount (the “Liquidated Amount”) equal to 50% of the difference between the gross purchase price paid by such third party and the Purchase Price, which return of the Deposit and payment(s) shall operate to terminate this Contract of Sale and release Seller from any and all liability hereunder, or (ii) to bring an action against Seller for specific performance of this Contract of Sale. The Cap Amount means $100,000 unless Purchaser demonstrates conclusively that the circumstances giving rise to the breach or default were willfully caused by Seller, IDT, Genie or another Seller affiliate, in which case the Cap Amount shall mean $250,000. The Liquidated Amount is liquidated damages, with Seller acknowledging and agreeing that Purchaser’s damages would be difficult to ascertain and that the Liquidated Amount constitutes a fair and reasonable estimate of such damages (in addition to the Cap Amount).

18.2 If Purchaser shall be in default hereunder and provided Seller is ready, willing and able to close as provided herein, Seller’s sole remedy shall be to terminate this Contract of Sale and retain the Deposit as liquidated damages, it being agreed by the parties that upon a default by Purchaser it would be impossible to ascertain Seller’s damages and the Deposit constitutes a fair and reasonable amount of compensation.

19. Miscellaneous

19.1 No waiver of any party to any breach hereunder shall be deemed a waiver of any other or subsequent breach.

19.2 This Contract of Sale may not be altered, amended, changed, waived, terminated or modified in any respect or particular unless the same shall be in writing and signed by or on behalf of the party to be charged therewith.

19.3 This Contract of Sale shall be binding upon and inure to the benefit of the parties hereto and to their respective heirs, executors, administrators and successors and permitted assigns.

19.4 This Contract of Sale contains all of the terms agreed upon between the parties with respect to the subject matter hereof.

19.5 This Contract of Sale shall be construed and enforced in accordance with the laws of the State of New Jersey without regard to principles of conflicts of laws, and without presumption against the party deemed primarily responsible of drafting this instrument.

19.6 This Contract of Sale may not be recorded by the Purchaser and any recordation thereof shall be deemed a material default under this Contract of Sale.

19.7 Subject to the provisions of Section 19.9, Purchaser may not assign or transfer this Contract of Sale without the prior written consent of Seller. Notwithstanding the foregoing, Purchaser may, without Seller’s consent, assign this Contract of Sale to its commonly controlled affiliate, parent, or subsidiary or to an entity controlled and at least 25% owned by the principals of Purchaser (a “Purchaser Affiliate”), provided Seller receives notice of the identity of the assignee not less than five (5) business days before the Closing and is provided a written assignment and assumption of this Contract of Sale at Closing. The term “control” as used in the preceding sentence means the power, through the ownership of equity interests, by contract, or otherwise, to direct the management and policies of the entity in question.

19.8 Seller may, at its option, exchange, for other property of like kind and qualifying use within the meaning of Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, its fee title in the property which is the subject of this Contract of Sale, and in connection therewith Seller expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in said regulations on or before the Closing Date. Purchaser agrees to reasonably cooperate with Seller (at no cost, expense or liability to Purchaser) in effectuating such like-kind exchange, including, without limitation, executing documents reasonably required by Seller in connection with such exchange, provided that the foregoing exchange or assignment does not (a) adversely affect Purchaser’s rights and obligations hereunder, (b) interfere with the terms of this Contract of Sale or the transactions contemplated hereby or (c) impose any liability (including, without limitation, any environmental liability) on Purchaser under any exchange contract, or (d) require Purchaser to take title to any property other than the Property.

19.9 Purchaser may, at its option, consummate the purchase of the Property as part of a so-called like-kind exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, and in connection therewith Purchaser expressly reserves the right to assign its rights, but not its obligations, hereunder to a Qualified Intermediary as provided in said regulations on or before the Closing Date. Seller agrees to reasonably cooperate with Purchaser (at no cost, expense or liability to Seller) in effectuating such like-kind exchange, including, without limitation, executing documents reasonably required by Purchaser in connection with such exchange, provided that the foregoing exchange or assignment does not (a) adversely affect Seller’s rights and obligations hereunder, (b) interfere with the terms of this Contract of Sale or the transactions contemplated hereby or (c) impose any liability (including, without limitation, any environmental liability) on Seller under any exchange contract.

19.10 The submission of this Contract of Sale to Purchaser does not create a binding obligation on the part of Seller. This Contract of Sale shall not be binding on Purchaser or Seller until Purchaser has signed this Contract of Sale and delivered the signed Contract of Sale and a counterpart hereof executed by Seller has been delivered to Purchaser.

19.11 Time shall be of the essence of each term, condition, obligation and provision hereof.

19.12 If Purchaser consists of more than one individual or entity each such individual and entity will be jointly and severally liable for the obligations of Purchaser hereunder.

19.13 NOTWITHSTANDING ANY INDEMNIFICATION OBLIGATION OF SELLER UNDER THIS CONTRACT OF SALE, EFFECTIVE AS OF THE CLOSING, PURCHASER DOES HEREBY FOREVER RELEASE AND DISCHARGE SELLER FROM ANY AND ALL VIOLATIONS OF APPLICABLE LAW, WHETHER NOW KNOWN OR UNKNOWN TO PURCHASER, INCLUDING, WITHOUT LIMITATION, (A) VIOLATIONS OF THE AMERICANS WITH DISABILITIES ACT OF 1990, (B) ALL ENVIRONMENTAL CLAIMS AND ENVIRONMENTAL LIABILITIES, (C) ANY AND ALL NOTES OR NOTICES OF VIOLATIONS OF ANY LEGAL REQUIREMENT IN OR ISSUED BY ANY GOVERNMENTAL AUTHORITY AND/OR ANY LIEN, PENALTY OR FINE IMPOSED IN CONNECTION WITH ANY OF THE FOREGOING, AND/OR ANY CONDITION OR STATE OF REPAIR OR DISREPAIR AND/OR OTHER MATTER OR THING, WHETHER OR NOT NOTED, WHICH, IF NOTED, WOULD RESULT IN A VIOLATION BEING PLACED ON THE PROPERTY; PROVIDED, HOWEVER, THAT SUCH RELEASE AND DISCHARGE SHALL NOT APPLY TO ANY OBLIGATION OF SELLER RESULTING FROM A BREACH OF SELLER’S REPRESENTATIONS OR WARRANTIES SET FORTH IN THIS CONTRACT OF SALE. SELLER SHALL HAVE NO DUTY TO REMOVE OR COMPLY WITH OR REPAIR OR DISREPAIR ANY (X) CONDITION, MATTER OR THING, WHETHER OR NOT NOTED, WHICH IF NOTED, WOULD RESULT IN A VIOLATION BEING PLACED ON THE PROPERTY OR (Y) OF THE AFOREMENTIONED VIOLATIONS, LIENS, PENALTY OR FINE, OR OTHER CONDITIONS, AND PURCHASER SHALL ACCEPT THE PROPERTY SUBJECT TO ALL SUCH VIOLATIONS AND LIENS, PENALTY OR FINE, THE EXISTENCE OF ANY CONDITIONS AT THE PROPERTY WHICH WOULD GIVE RISE TO SUCH VIOLATIONS OR LIENS, PENALTY OR FINE, IF ANY, AND ANY CLAIMS OF ANY GOVERNMENTAL AUTHORITY ARISING FROM THE EXISTENCE OF SUCH VIOLATIONS AND LIENS, PENALTY OR FINE IN EACH CASE WITHOUT ABATEMENT OF OR CREDIT AGAINST THE PURCHASE PRICE. PURCHASER COVENANTS AND AGREES NOT TO SUE SELLER AND RELEASES SELLER FROM AND WAIVES ANY CLAIM OR CAUSE OF ACTION, INCLUDING, WITHOUT LIMITATION, ANY STRICT LIABILITY CLAIM OR CAUSE OF ACTION OR CONTRACTUAL AND/OR STATUTORY ACTIONS FOR CONTRIBUTION OR INDEMNITY, THAT PURCHASER MAY HAVE AGAINST SELLER UNDER ANY ENVIRONMENTAL LAWS, NOW EXISTING OR HEREAFTER ENACTED OR PROMULGATED, RELATING TO ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS, IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE ENVIRONMENTAL LAWS, OR BY VIRTUE OF ANY COMMON LAW RIGHT, NOW EXISTING OR HEREAFTER CREATED, RELATED TO ENVIRONMENTAL CLAIMS, ENVIRONMENTAL LIABILITIES, ENVIRONMENTAL MATTERS OR ENVIRONMENTAL CONDITIONS IN, ON, UNDER, ABOUT OR MIGRATING FROM OR ONTO THE PROPERTY.

19.14 If either party commences any action or proceeding against the other party in connection with or relating to this Contract of Sale, the prevailing party in such action or proceeding shall be entitled to recover its reasonable attorneys’ fees in such action or proceeding from the other party.

19.15 This Contract of Sale may be executed by electronic (PDF) signatures, which shall be deemed an ink original, and may be executed in any number of counterparts, each of which shall be deemed an original and all of which counterparts together shall constitute one agreement with the same effect as if the parties hereto had signed the same signature page.

19.16 After the Due Diligence Expiration Date, (a) Purchaser may apply for a bulk sale transfer on form C-9600 from the State of New Jersey Department of Treasury Division of Taxation (“DOT”) and will provide all of the documents necessary or required by the DOT; in which event Seller will provide information requested by Purchaser to enable Purchaser to complete the Form C-9600 within five (5) days of Purchaser’s request and Seller will complete Asset Transfer Tax Declaration Form TTD (the “TTD”) in the form prescribed by the DOT and shall forward same to the DOT. If, at any time prior to Closing, the DOT informs Purchaser that a possible claim (the “Claim”) for taxes of any nature imposed or to be imposed on Seller, including any interest or penalties thereon, any cost or fees imposed by the DOT related thereto (collectively, “Taxes”), exists and the amount thereof (the “Deficiency”), then Purchaser and Seller shall close as scheduled and without delay, and Purchaser shall withhold the portion of the Purchase Price equal to the amount of the Deficiency, which amount so withheld shall be placed in an escrow account (the “Tax Escrow”), which Tax Escrow shall be held pursuant to an escrow agreement in the form attached hereto as Exhibit H (the “Bulk Sales Escrow Agreement”). The escrow agent for the Taxes shall be the Escrowee. Notwithstanding anything to the contrary contained herein, Seller shall have the right to negotiate with the DOT regarding the Claim and the Deficiency; provided, however, that: (i) Purchaser shall be entitled to comply with all instructions of the DOT; (ii) the Closing shall not be delayed as a result thereof; and (iii) Purchaser shall not be liable for any Deficiency, including any amounts in excess of the Tax Escrow.

[Signatures on following page]

IN WITNESS WHEREOF, Seller and Purchaser have caused this Contract of Sale to be executed the day and year first above written.

Federal I.D. No.:	SELLER:

BROAD ATLANTIC ASSOCIATES LLC

	By:	/s/ Patrick Fabbio
		Name:	Patrick Fabbio
		Title:	CFO

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Federal I.D. No.:	PURCHASER:

520 BROAD STREET PROPCO LLC

	By:	/s/[redacted]
[redacted]
Authorized Signatory

The provisions of Article 15
are hereby agreed to:

MADISON TITLE AGENCY, LLC

By:	/s/ Samuel M. Shiel
	Name:	Samuel M. Shiel
	Title:	Senior Counsel, VP

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